Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

CNS Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share(2)	457(o)			$8,000,000	$0.00014760	$1,180.80
Equity	Pre-Funded Warrants to purchase shares of common stock(3)	457(g)	-	-	-	-	- (4)
Equity	Common Stock underlying the Pre-Funded Warrants(2)(3)	457(o)	-	-	(3)	$0.00014760	- (3)
Equity	Series A Warrants to purchase shares of common stock	457(g)	-	-	-	-	- (4)
Equity	Common Stock underlying the Series A Warrants to purchase Common Stock(2)	457(o)	-	-	$8,000,000	$0.00014760	$1,180.80
Equity	Series B Warrants to purchase shares of common stock	457(g)	-	-	-	-	- (4)
Equity	Common Stock underlying the Series B Warrants to purchase Common Stock(2)	457(o)	-	-	$8,000,000	$0.00014760	$1,180.80

Total Offering Amounts					$24,000,000		$3,542.40
Total Fees Previously Paid							$2,361.60
Total Fee Offsets							$-
Net Fee Due							$1,180.80

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(3)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $8,000,000.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.